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Exhibit 10.11

FORM
OF
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AGREEMENT by and between PRO GP CORP. ("BECLP GP"), BREITBURN MANAGEMENT COMPANY, LLC ("Manageco), BreitBurn GP, LLC (the "MLP GP"), and RANDALL BREITENBACH (the "Executive"), dated as of September    , 2006 (the "Agreement").

        WHEREAS, the Executive currently is an employee of BreitBurn Energy Company L.P. (the "Partnership");

        WHEREAS, certain assets of the Partnership will be contributed to BreitBurn Energy Partners L.P. (the "MLP") and the employees of the Partnership, including the Executive, will be transferred to Manageco, all effective upon the effective date of the initial public offering of common units of the MLP (the "IPO Date"); and

        WHEREAS, in conjunction with the foregoing, the parties wish to amend and restate that certain Employment Agreement between the Executive and the Partnership dated June 15, 2004 (the "Prior Agreement") to provide for the employment of the Executive in the capacities and on the terms and subject to the conditions set forth in this Agreement;

  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.    Definitions.    All capitalized terms not defined herein shall have the meanings set forth in Appendix A hereto.

        2.    Employment Period.    The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Employer, subject to the terms and conditions of this Agreement during the period (the "Employment Period") beginning on the date of this Agreement and ending on December 31, 2008; provided, however, that commencing on December 31, 2008 (and each December 31 thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement.

        3.    Terms of Employment.

          (a)    Position and Duties.

              (i)  During the Employment Period, (A) the Executive shall serve as Co-Chief Executive Officer of the Employer, with the usual and customary duties of such office, and shall report to the Board or a nominee designated by the Board, (B) except as limited by applicable law or the Partnership Agreement, and subject to the direction of the Board or its nominee, the Executive shall have full authority, together with the Employer's other Co-Chief Executive Officer, to operate the day to day business affairs of the Employer and (C) the Executive shall be appointed to and serve as a member of the Board.

             (ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote such attention and time during normal business hours to the business and affairs of the Employer as necessary to perform his duties under the Agreement. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of the Board or its nominee (not to be unreasonably withheld), (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations, provided, however, the Executive may not serve at the same time on more than two boards or committees of "for profit" entities unless requested to do so by the

    Employer, which request shall be subject to the prior approval of the Board, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

            (iii)  The Executive's services shall be performed at the headquarters of the Employer, and such location shall be in the Greater Los Angeles metropolitan area.

          (b)    Compensation.

            (i)    Base Salary.    During the Employment Period, the Executive shall receive a base salary (the "Base Salary") at an annual rate of $275,000, as the same may be increased thereafter in the discretion of the Board. The Base Salary shall be paid at such intervals as the Employer pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed by the Board annually for possible increase. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.

            (ii)    Annual Bonus.    In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Employer ending during the Employment Period, an annual cash bonus of up to one hundred percent (100%) of the Base Salary based upon performance parameters as approved by the Board based upon the Employer's Short Term Incentive Plan (the "Annual Bonus").

            (iii)    Phantom Options.    Effective as of the first (1st) day of each fiscal year of the Employer during the Employment Period, the Executive shall be granted a Phantom Option (the "Phantom Option") on the terms and conditions set forth in Appendix B hereto.

            (iv)    Benefit Plans and Policies.    During the Employment Period, the Executive and/or the Executive's eligible dependents, as the case may be, shall be entitled to participate in and shall receive all benefits, at levels suitable for executives, under the Employer's savings and retirement plans and policies, welfare plans and policies and fringe benefit plans and policies (with the automobile lease allowance not to exceed one thousand dollars ($1000) per month), which plans and policies shall be consistent with those maintained by the Employer for similarly situated employees, but in no event shall be inferior to the plans and policies maintained by the Employer as of the date of this Agreement.

            (v)    Expenses.    During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of the Employer.

            (vi)    Vacation.    During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Employer's vacation policy, but in no event less than five (5) weeks per year.

        4.    Termination of Employment.

          (a)    Death or Disability.    The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Employer determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 11(b) hereof of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the

  "Disability Effective Date"); provided, that within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

          (b)    Cause.    The Employer may terminate the Executive's employment during the Employment Period for Cause or without Cause.

          (c)    Good Reason.    The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason or without Good Reason.

          (d)    Notice of Termination.    Any termination by the Employer or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.

        5.    Obligations of the Employer upon Termination.

          (a)    Good Reason; Other Than for Cause, Death or Disability.    If, during the Employment Period, the Employer shall terminate the Executive's employment without Cause (other than as a consequence of death or Disability, which shall have the effects set forth in Section 5(c) below), or the Executive shall terminate employment for Good Reason:

              (i)  The Executive shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Executive's earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, any Annual Bonus required to be paid to the Executive pursuant to Section 3(b)(ii) hereof for any fiscal year that ends on or before the Date of Termination and payment with respect to Phantom Options required to be paid to the Executive pursuant to Section 3(b)(iii) hereof for any fiscal year that ends on or before the Date of Termination to the extent not previously paid (the "Accrued Obligations"), plus (B) the present value (using the prime rate of the Employer's banker at such time) of all employee benefits referred to in Section 3(b)(iv) hereof, other than group medical, drug and dental benefits, as referred to in Section 5(a)(ii) hereof (which would have been available to the Executive for a period of twenty-four (24) months from the Date of Termination), plus (C) two (2) times the sum of (X) the Executive's Base Salary as in effect immediately prior to the Date of Termination and (Y) the average of his Annual Bonuses for the two (2) years immediately preceding the Date of Termination;

             (ii)  For a period of two (2) years following the Date of Termination, the Executive and/or the Executive's eligible dependents shall continue to be provided with medical, prescription and dental benefits at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies if the Executive's employment had not been terminated. Notwithstanding the foregoing, the Executive shall cease to receive such medical, prescription and dental benefits on the date the Executive is eligible to receive such benefits under another employer-provided group plan. Such health benefits shall be provided to the Executive in a manner that neither the coverage nor the benefits are includible in the Executive's taxable gross income. If the Employer is unable to provide such coverage or benefits to the Executive on that basis, then the Employer shall pay the Executive such additional amounts as necessary to make the Executive "whole" on a net after-tax basis for the receipt of such coverage or benefits;

            (iii)  The Executive's Phantom Options shall vest as of the Date of Termination and shall be payable as set forth in Appendix B hereto; and

            (iv)  To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive prior to the Date of Termination under any plan, program, policy or practice or contract or agreement of the Employer and its affiliates according to their terms (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          (b)    Cause; Other than for Good Reason.    If the Executive's employment shall be terminated by the Employer for Cause or by the Executive other than for Good Reason during the Employment Period, the Employer shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination and shall provide any Other Benefits which have accrued during the Employment Period.

          (c)    Death or Disability.    If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period:

              (i)  The Accrued Obligations shall be paid to the Executive's estate or beneficiaries or to the Executive, as applicable, in cash within thirty (30) days of the Date of Termination;

             (ii)  At the time when annual bonuses are paid to other peer executives of the Employer for the fiscal year in which the Date of Termination occurs, the Executive's estate or beneficiaries or the Executive, as applicable, shall be paid an amount equal to the product of (A) the amount of the Annual Bonus to which the Executive would have been entitled, if the Executive's employment had not been terminated, and (B) a fraction, the numerator of which shall be the number of days in such fiscal year through the Date of Termination and the denominator of which shall be 365, to the extent not theretofore paid;

            (iii)  The Executive's Phantom Options shall vest as of the Date of Termination and shall be payable as set forth in Appendix B hereto; and

            (iv)  The Other Benefits shall be paid or provided to the Executive's estate or beneficiaries or to the Executive, as applicable, on a timely basis; and

             (v)  Through the remainder of the Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Executive and/or the Executive's eligible dependents shall continue to be provided with medical, prescription and dental benefits as if the Executive's employment had not been terminated. Such health benefits shall be provided to the eligible dependents in a manner that neither the coverage nor the benefits are includible in the eligible dependent's taxable gross income. If the Employer is unable to provide such coverage or benefits to the eligible dependent on that basis, then the Employer shall pay the eligible dependent such additional amounts as necessary to make the eligible dependent "whole" on a net after-tax basis for the receipt of such coverage or benefits;

        6.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Employer (other than policies relating to severance payments or obligations on termination of employment for any reason) and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Employer. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

        7.    Full Settlement.    The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 5(a)(ii) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

        8.    Executive's Covenants.

          (a)   The Executive shall hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and its respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Employer and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Employer, the Executive shall not, directly or indirectly, without the prior written consent of the Employer or as may otherwise be required by law or legal process, use for his own benefit such information, knowledge or data, or communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it; provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Employer.

          (b)   While employed by the Employer and for a period of two (2) years following the Date of Termination, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Employer (which consent shall not be unreasonably withheld), directly or indirectly (i) solicit, induce, or encourage any employee of the Employer who is employed at any time within six (6) months of the time of termination to terminate his or her employment with the Employer or (ii) hire any such employee within six (6) months after that employee's termination of employment with the Employer.

          (c)   While employed by the Employer and for a period of two (2) years following the Date of Termination, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Employer, be employed by, provide consultative service to (with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is a Competitor of the Employer; provided, however, that the "beneficial ownership" by the Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

          (d)   In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. However, in recognition of the facts that irreparable injury will result to the Employer in the event of a breach by the Executive of his obligations under Sections 8(a), 8(b) and 8(c) above, that monetary damages for such breach would not be readily calculable, and that the Employer would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Employer shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

          (e)   Upon the termination of Executive's employment with the Employer for any reason, Executive shall immediately return and deliver to the Employer any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Employer or relating to its business, in Executive's possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any secret or confidential information in his possession or control, Executive shall immediately return to the Employer all such information, including all copies and portions thereof.

        9.    Successors.

          (a)   This Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

          (c)   The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean the Employer as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

        10.    Indemnification and Directors' and Officers' Insurance.

          (a)   During the Employment Period and thereafter, the Employer shall indemnify the Executive to the fullest extent permitted under law from and against any expenses (including but not limited to attorneys' fees, expenses of investigation and preparation and fees and disbursements of the Executive's accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any proceeding in which the Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact the Executive was or is employed by the Employer. Such indemnification shall continue as to the Executive during the Employment Period and for at least six (6) years from the Date of Termination with respect to acts or omissions which occurred prior to his cessation of employment with the Employer and shall inure to the benefit of the Executive's heirs, executors and administrators. The Employer shall advance to the Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within twenty (20) calendar days after receipt by the Employer of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b)   The Employer agrees to maintain directors' and officers' liability insurance policies covering the Executive which shall provide him with coverage that is at least as favorable to the Executive as the coverage that Provident provides to its directors and officers from time to time. Such insurance coverage shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Employer with respect to acts or omissions which occurred prior to his cessation of employment with the Employer. Insurance contemplated under this Section 10(b) shall inure to the benefit of the Executive's heirs, executors and administrators.

        11.    Miscellaneous.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:    at the Executive's most recent address on the records of the Employer; and

        If to the Employer:

Before the IPO Date:		After the IPO Date:
BreitBurn Energy Company L.P. Attn.: Randall Findlay 515 South Flower Street, Suite 4800 Los Angeles, CA 90071	or	BreitBurn Management Company LLC Attn.: Randall Findlay 515 South Flower Street, Suite 4800 Los Angeles, CA 90071

        with a copy to:

Before the IPO Date:		After the IPO Date:
BreitBurn Energy Company L.P. c/o Provident Energy Trust Suite 700 112-4th Avenue SW Calgary, AB T20 OH3 Attn: Randall Findlay Thomas Buchanan	or	BreitBurn Management Company LLC c/o Provident Energy Trust Suite 700 112-4th Avenue SW Calgary, AB T20 OH3 Attn: Randall Findlay Thomas Buchanan
Macleod Dixon LLP Attn.: Thomas Hirst, Q.C. 3700 Canterra Tower 400 3rd Avenue SW Calgary, AB T2P 4H2	or	Macleod Dixon LLP Attn.: Thomas Hirst, Q.C. 3700 Canterra Tower 400 3rd Avenue SW Calgary, AB T2P 4H2

  or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d)   The Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e)   The Executive's or the Employer's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Employer may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f)    This Agreement, including the Appendices hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede and replace the Prior Agreement and any other prior employment or severance agreements or arrangements between the Executive, on the one hand, and BECLP GP, the Partnership, the MLP GP and Manageco, on the other.

          (g)   The Executive represents that he has not, either individually or as a representative or member of a class, filed or caused to be filed any complaints, charges or lawsuits against the Partnership or the Employer with any governmental agency, court, arbitrator or mediator with respect to his employment by the Partnership or the Employer and releases any such claims he may have against the Partnership or the Employer as of the date of this Agreement.

          (h)   Notwithstanding anything in this Agreement to the contrary, it is intended that all items of compensation provided for under this Agreement, including Attachment B, shall be paid to the Executive within the time period required to qualify as a "short-term deferral" that is exempt from the additional tax under Section 409A of the Internal Revenue Code ("Code"); provided, however, if the Executive is a "specified employee," as defined in Code Section 409A with respect to the Employer or an affiliate, payments pursuant to this Agreement shall be paid on the date which is six months after the date of the Executive's "separation from service," as defined in Code Section 409A and the regulations thereunder, or, if earlier, the date of the Executive's death in a lump sum. In the event that any payment hereunder would subject the Executive to the additional tax provided under Section 409A, the parties shall take all reasonable actions, including amendments hereto, for such payment either to comply with the requirements of Section 409A or to be exempt therefrom. If the Executive, nonetheless, becomes subject to the additional tax under Section 409A with respect to any payment hereunder, the Employer shall pay the Executive an additional lump sum cash amount such that after such additional lump sum the Executive is in the same net after-tax position he would have been in had no payments under this Agreement subjected him to the additional tax under Section 409A.

          (i)    During the Employment Period beginning on and following the IPO Date, the parties agree that the Executive shall serve as the Co-Chief Executive Officer of BECLP GP, the MLP GP and Manageco and also as a member of the Boards of Directors of each of such entities. The parties intend for the provisions of this Agreement to be construed as necessary to effectuate this intent, including when appropriate as if it were a separate agreement with each Employer. However, nothing herein shall operate or be construed as providing the Executive with a duplication of compensation from the Employers. The Boards of Directors of BECLP GP, the MLP GP and Manageco shall use their best efforts to resolve any ambiguities or conflicts as to their respective obligations to the Executive under this Agreement and the cost of the Executive's compensation (other than the Phantom Options) and benefits shall be shared by them on the basis of his estimated time devoted to the business of each or on such other basis as the Employers may mutually agree.

          (j)    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement, effective for all purposes as of the day and year first above written.

Executive
Randall Breitenbach
Pro GP Corp.
By:
Name: Title:
BreitBurn Management Company, LLC
By:	[ ], its

By:
Name: Title:
BreitBurn GP, LLC
By:	[ ],

By:
Name: Title:

APPENDIX A

        "Board" means (i) prior to the IPO Date, the Board of Directors of Pro GP Corp. and (ii) on or after the IPO Date, the Board of Directors of Pro GP Corp., BreitBurn GP, LLC or BreitBurn Management Company, LLC, as the context requires.

        "Cause" means the following:

            (i)  the willful and continued failure of the Executive to perform substantially the Executive's duties with the Employer (as described in Section 3(a) hereof) (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and the Executive is given a reasonable opportunity of not more than ten (10) business days to cure any such failure to substantially perform;

           (ii)  the willful engaging by the Executive in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Employer; or

          (iii)  (A) any act of fraud, or material embezzlement or material theft by the Executive, in each case, in connection with the Executive's duties hereunder or in the course of the Executive's employment hereunder or (B) the Executive's admission in any court, or conviction, or plea of nolo contendere, of a felony involving moral turpitude, fraud, or material embezzlement, material theft or material misrepresentation, in each case, against or affecting the Employer.

          For purposes of this provision, no act or failure to act, on the part of (he Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) and (iii) above, and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Board, the Executive shall not vote on such resolution nor shall the Executive be counted.

        "Change in Control" means any of the following:

            (i)  with respect to Provident Energy Trust ("Provident"), the acquisition and exercise, or either of them, of de facto control or the acquisition of the power to exercise de facto control over twenty percent (20%) of the issued and outstanding securities which carry the right to vote for directors of Provident or Provident Energy Ltd. by any person, firm or corporation or group which did not, as of the date hereof, exercise or have power to exercise such control over Provident or Provident Energy Ltd.;

           (ii)  with respect to the Employer, a transaction which results in (a) the sale or other disposition of all or substantially all of the assets of the Employer or (b) persons who are not stockholders (or members) of the Employer before the transaction acquiring stock (or membership interests) of the Employer holding more than fifty percent (50%) of the voting power of the Employer's stock (or membership interests) in the Employer; or

          (iii)  with respect to the MLP or the Partnership, (a) the sale or other disposition in one or more transactions of all or substantially all of the assets of either the MLP or the Partnership, but excluding (i) any sale or transaction that is between the MLP and the Partnership and (ii) any sale or transaction by the Partnership that relates to Subject Assets (as defined in the Omnibus Agreement) that were offered to the MLP in accordance with the right of first offer provisions of Article III of the Omnibus Agreement but were not purchased by the MLP, or (b) BreitBurn GP, LLC or Pro GP Corp. ceasing to be the general partner of the MLP or the Partnership, respectively.

        "Competitor" means any person, trade or business which is engaged in the business of producing oil and/or gas on properties on which the Partnership or, after the IPO Date, the MLP or the Partnership, produces oil and/or gas or on properties within two miles of the Partnership's or the MLP's properties or which, as of the Date of Termination, the Partnership or, after the IPO Date, the MLP or the Partnership, has identified and is then still actively evaluating as step-out or development opportunities.

        "Date of Termination" means (i) if the Executive's employment is terminated by the Employer for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), as the case may be, (ii) if the Executive's employment is terminated by the Employer other than for Cause or Disability, the date on which the Employer notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of the death of the Executive or the Disability Effective Date, as the case may be.

        "Disability" means the absence of the Executive from the Executive's duties with the Employer on a full-time basis for ninety (90) consecutive days or on a total of 180 days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive's legal representative (such acceptance not to be unreasonably withheld).

        "Employer" means (i) prior to the IPO Date, Pro GP Corp. and (ii) on and after the IPO Date, Pro GP Corp., the MLP GP or Manageco, as the context requires.

        "Good Reason" means, in the absence of a written consent of the Executive, the following:

            (i)  the assignment to the Executive of any material duties inconsistent in any respect with the Executive's title of Co-Chief Executive Officer and reporting requirements, position (including status and offices), authority, material duties or responsibilities as contemplated by Section 3(a) hereof, or any other action by the Employer which results in a diminution in such title, reporting requirements, position, authority, material duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

           (ii)  any material breach by the Employer of any material provisions of this Agreement;

          (iii)  the Employer's requiring the Executive to be based at any office or location other than as provided in Section 3(a)(iii) hereof;

          (iv)  any purported termination by the Employer of the Executive's employment otherwise than as expressly permitted by this Agreement;

           (v)  any failure by the Employer to comply with and satisfy Section 9(c) hereof;

          (vi)  any failure to elect the Executive to the Board or the removal of the Executive from the Board for any reason other than Cause, death, his voluntary resignation, or Disability;

         (vii)  a Change in Control, as defined above; or

        (viii)  Provident's direct or indirect acquisition of any interest in, or operation of, any upstream oil and gas producing properties or assets located in the United States other than through the Partnership or, on and after the IPO Date, other than through the MLP or the Partnership, unless (i) prior to such acquisition the Executive consents in writing to such acquisition or (ii) such acquisition includes midstream or downstream assets and the fair market value of any upstream oil and gas producing properties or assets located in the United States (as determined in good faith by Provident) constitutes less than the fair market value of the midstream or downstream assets (as determined in good faith by the Provident).

        "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

        "Partnership Agreement" means the Partnership Agreement of BreitBurn Energy Company, L.P. and, on and after the IPO Date, the LLC Agreement of Manageco, the Partnership Agreement of the MLP or the Partnership Agreement of the Partnership, as the context requires.

        "Omnibus Agreement" means the Omnibus Agreement effective as of                        , 2006, by and among Provident, Pro GP Corp, the Partnership, the MLP GP and the MLP.

APPENDIX B

Phantom Options

A.    Pre-IPO Date Grants.

        1.     Pursuant to Section 3(b)(iii) of the Employment Agreement by and between Pro GP Corp. (the "BECLP GP"), BreitBurn Management Company, LLC (the "Manageco"), BreitBurn GP, LLC (the "MLP GP") and Randall Breitenbach (the "Executive"), dated as of [                        ], 2006 (the "Agreement"), the Partnership shall grant Phantom Options to the Executive on the following terms and conditions. All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

        2.     Effective as of the first (1st) day of each fiscal year of the Partnership (currently the calendar year) after the date of the Agreement and during the Employment Period (the "Grant Date"), BECLP GP shall cause the Partnership to grant a Phantom Option to the Executive with respect to one Phantom Unit, as defined below.

        3.     A "Phantom Unit" shall mean a hypothetical, nonexistent unit of Partnership Interests (as defined in the Partnership Agreement) equal to the lesser of (a) a Percentage Interest (as defined in the Partnership Agreement) equal to one and one-half percent (1.5%) of the total outstanding Partnership Interests as of the Grant Date or (b) a Percentage Interest that has a value equal to fifteen million dollars ($15,000,000) as of the Grant Date determined on the basis of the Partnership Valuation (defined in Section 6.6.1 of the Partnership Agreement) for the year prior to the Grant Date for each grant.

        4.     Each Phantom Option shall represent the right to a receive a payment (the "Phantom Option Payment") equal to the difference between (a) sum of (i) the Value of the Phantom Unit (as defined below) as of the Determination Date (as defined below) and (ii) the amount of distributions of cash or property (valued by the Board at fair market value and in good faith) made by the Partnership to its partners during the period (the "Option Period") beginning on the Grant Date and ending on the Determination Date that the Executive would have been entitled to receive during the Option Period if he had actually owned the Partnership Interests represented by the Phantom Unit during the entire Option Period, and (b) one hundred and eight percent (108%) of the Value of the Phantom Unit as of the Grant Date. In no event shall the amount of a Phantom Option Payment be a negative number or in any way affect the amount of the Executive's compensation under the Agreement or any subsequent Phantom Option granted hereunder.

        5.     The "Value of the Phantom Unit" as of any date shall be equal to the value, determined on the basis of the Partnership Valuation as of that date, of the Partnership Interests underlying the Phantom Unit as set forth in paragraph 3 above.

        6.     The "Determination Date" with respect to a Phantom Option shall be the last day of the Partnership's fiscal year (currently, December 31), except in the event of the termination of the Executive's employment with the Employer prior to the end of the Partnership's fiscal year, in which case the Determination Date shall be the Date of Termination.

        7.     The Phantom Option Payment shall be made in cash, unless the Board of Directors of Pro GP Corp. determines that it should be paid in freely tradable publicly held trust units of Provident. The Phantom Option Payment shall be made to the Executive, or to his beneficiaries, heirs or estate in the event of his death, as soon as practicable, but in no event more than sixty (60) days after the Determination Date.

        8.     Subject to Section 9 below, the Executive shall acquire a vested and non-forfeitable interest in the Phantom Option as of the last day of the Partnership's fiscal year if the Executive is employed by the Employer on such day.

        9.     In the event of the termination of the Executive's employment by the Employer without Cause, by the Executive for Good Reason, or by reason of the Executive's death or Disability, (a) the Executive shall acquire a vested and non-forfeitable interest in the Phantom Option as of the Date of Termination, (b) the Option Period shall end on the Date of Termination and (c) the Phantom Option Payment shall be made as soon as practicable, but in no event more than sixty (60) days after the Date of Termination. In the event of the termination of the Executive's employment by the Employer for Cause or by the Executive without Good Reason, the Executive shall forfeit the Phantom Option as of the Date of Termination and the Employer shall have no further obligations to the Executive with respect to such Phantom Option.

        10.   Upon the Employer's payment of the Phantom Option Payment with respect to a Phantom Option, such Phantom Option shall automatically terminate and be of no further force or effect.

        11.   The Employer shall withhold all applicable income taxes and employment taxes from the Phantom Option Payment as may be required by law.

        12.   The Phantom Option, or any interest in it, shall not be assignable by the Executive and shall not be subject to attachment, lien, levy or other creditors' rights under state or Federal law. The Phantom Option Payments shall be payable by the Employer from its general assets or pursuant to such other means as the Employer deems appropriate, and the Executive shall not be entitled to look to any source for payment of such benefits other than the general assets of the Employer.

        13.   Effective on the IPO Date, the Executive's outstanding Phantom Option for the 2006 fiscal year of the Employer shall be converted automatically into the following three separate Phantom Option awards: (1) a Phantom Unit representing a 1.5% Partnership Interest with respect to the operations for the 2006 fiscal year attributable to the properties of the Partnership not transferred to BreitBurn Energy Partners L.P. (the "Retained Business") (the "First Option"), (2) a Phantom Unit representing a 1.5% Partnership Interest with respect to the operations attributable to the properties of the Partnership transferred to BreitBurn Energy Partners L.P. (the "Transferred Business") (the "Second Option") for the 2006 fiscal period ending on the IPO Date, and (3) a Phantom Unit representing a 1.5% Partnership Interest in the MLP for the period beginning on the IPO Date and ending on December 31, 2006. The value of the First Option shall be determined as set forth in paragraph 4 above on the basis of the Partnership Valuation for 2006 for the Retained Business; the value of the Second Option shall be determined as set forth in paragraph 4 above on the basis of the Partnership Valuation for the Transferred Business for the period beginning January 1, 2006 and ending on the IPO Date, based on the January 1, 2006 Partnership Valuation for the Transferred Business and the IPO offering price for a MLP unit; and the value of the Third Option shall be determined as set forth in paragraph 4 above based on the value of a MLP unit for the period beginning on the IPO Date and ending December 31, 2006.

        Except for these changes, the Phantom Options shall continue with the same terms as before the IPO except that the Phantom Options may be further modified as necessary or helpful to effectuate the intent of the parties to reflect the conversion of the Phantom Option into three separate Phantom Options as described above on the IPO Date.

B.    Post-IPO Date Grants.

        1.     Pursuant to Section 3(b)(iii) of the Agreement, the Employer shall grant or cause the grant of Phantom Options with respect to a Partnership Phantom Unit and a MLP Phantom Unit (as defined below) to the Executive on the following terms and conditions.

        2.     Effective as of the first (1st) day of each fiscal year of the Employer (currently the calendar year) after the IPO Date and during the Employment Period (the "Grant Date"), (i) Pro GP Corp. shall grant or cause the grant to the Executive of one Partnership Phantom Unit and (ii) Manageco shall grant or cause the grant to the Executive of one MLP Phantom Unit, as such terms are defined below.

        3.     (i) A "Partnership Phantom Unit" shall mean a hypothetical, nonexistent unit of Partnership Interests (as defined in the Partnership Agreement) equal to the lesser of (a) a Percentage Interest (as defined in the Partnership Agreement) equal to one and one-half percent (1.5%) of the total outstanding Partnership Interests as of the Grant Date or (b) a Percentage Interest that has a value equal to the Applicable Dollar Amount (as defined below) as of the Grant Date, determined on the basis of the Partnership Valuation (defined in Section 6.6.1 of the Partnership Agreement) for the Grant Date for each grant;

        (ii)   A "MLP Phantom Unit" shall mean a hypothetical, nonexistent unit of MLP Partnership Interests (as defined in the MLP Partnership Agreement) equal to the lesser of (a) a Percentage Interest (as defined in the MLP Partnership Agreement) equal to one and one-half percent (1.5%) of the total outstanding MLP Partnership Interests as of the Grant Date or (b) a Percentage Interest that has a value equal to the Applicable Dollar Amount as of the Grant Date, determined on the basis of the value of the MLP Units on the Grant Date for each grant.

        (iii)  If the sum of the Partnership Valuation and the MLP value on the Grant Date (the "Combined Value") exceeds $1 billion, then the Applicable Dollar Amounts with respect to a Partnership Phantom Unit and a MLP Phantom Unit shall be determined as follows: (i) the Partnership Applicable Dollar Amount shall be equal to the product of $15 million and the Partnership fraction, where the numerator is the Partnership Valuation and the denominator is the Combined Value, and (ii) the MLP Applicable Dollar Amount shall be equal to the product of $15 million and the MLP fraction, where the numerator is the MLP value and the denominator is the Combined Value. If the Combined Value on the Grant Date does not exceed $1 billion, then the Applicable Dollar Amount for the Partnership and the MLP shall be equal to the value of the one and one-half percent (1.5%) Percentage Interest applicable for the Partnership and the MLP, respectively, on such Grant Date.

        As used herein, the Partnership Agreement and the MLP Partnership Agreement shall mean the partnership agreement for the Partnership and the MLP, respectively. A "Phantom Unit" shall mean either a Partnership Phantom Unit, a MLP Phantom Unit or both, as the context requires.

        4.     Subject to paragraph 6 below, each Phantom Unit shall represent the right to a receive a payment (the "Phantom Unit Payment") equal to the difference between (a) the sum of (i) the Value of the Phantom Unit (as defined below) as of the Determination Date (as defined below) and (ii) the amount of distributions of cash or property (with respect to a property distribution, valued by the Board of Directors of the general partner of the Partnership or the MLP GP at fair market value and in good faith) made by the Partnership or the MLP, as the case may be, to its partners during the period (the "Option Period") beginning on the Grant Date and ending on the Determination Date that the Executive would have been entitled to receive during the Option Period if he had actually owned the Partnership Interests represented by the Phantom Unit during the entire Option Period, and (b) one hundred and eight percent (108%) of the Value of the Phantom Unit as of the Grant Date. Except as provided in paragraph 6 below with respect to the MLP carry over amount, in no event shall the amount of a Phantom Unit Payment be a negative number or in any way affect the amount of the Executive's compensation under the Agreement or any subsequent Phantom Option granted hereunder.

        5.     The "Value of the Phantom Unit" as of any date (i) with respect to a Partnership Phantom Unit, shall be equal to the value, determined on the basis of the Partnership Valuation as of that date (but using the market value of any MLP units owned by the Partnership), of the Partnership Interests underlying the Phantom Unit as set forth in paragraph 3 above, and (ii) with respect to a MLP Phantom Unit, shall be equal to the value of the Partnership Interests underlying the Phantom Unit as set forth in paragraph 3 above based upon the closing sales price of a MLP Unit on the Determination Date as reported by such reporting service as the Board may choose.

        6.     If for any year a MLP Phantom Unit Payment is made pursuant to paragraph 4 that is greater than the payment that would have been made based on the combined results for the Partnership

Phantom Unit and a MLP Phantom Unit with respect to such year, if the Phantom Unit Payment were instead determined on a combined basis rather than on a separate basis for the Partnership and the MLP, then the amount of the MLP Phantom Unit Payment paid for such year in excess of what would have been paid for such year if the payment were determined on a combined basis shall be carried forward to subsequent years and shall be applied as an offset against any Partnership Phantom Unit Payment in any such subsequent years that is otherwise payable, until such MLP carry forward amount has been fully used as an offset to any such Partnership Phantom Unit Payments. No Partnership Phantom Unit Payment shall be made unless there is no MLP carry forward amount for such year or such MLP carry forward amount is first fully applied as an offset in such year.

        7.     The "Determination Date" with respect to a Phantom Option shall be the last day of the Partnership's or the MLP's (as the case may be) fiscal year (currently, December 31), except in the event of the termination of the Executive's employment with the Employer prior to the end of the Partnership's or the MLP's (as the case may be) fiscal year, in which case the Determination Date shall be the Date of Termination.

        8.     The Phantom Unit Payment shall be made in cash; however, with respect to a MLP Phantom Unit Payment the Executive may elect to receive such MLP Phantom Unit Payment all in freely tradeable MLP Units, in cash or in any combination thereof, and with respect to a Partnership Phantom Unit Payment the Executive may elect to receive such Partnership Phantom Unit Payment all in "restricted" phantom Partnership Units (notional units representing a corresponding partnership interest in the Partnership) with such restrictions concerning payments and transfers as may be applicable to similar phantom awards under other long-term incentive plans of the Employer, in cash or in any combination thereof. The Phantom Unit Payment shall be made to the Executive, or to his beneficiaries, heirs or estate in the event of his death, as soon as practicable, but in no event more than sixty (60) days after the Determination Date.

        9.     Subject to Section 10 below, the Executive shall acquire a vested and non-forfeitable interest in the Phantom Option as of the last day of the Partnership's or the MLP's (as the case may be) fiscal year if the Executive is employed by the Employer on such day.

        10.   In the event of the termination of the Executive's employment by the Employer without Cause, by the Executive for Good Reason, or by reason of the Executive's death or Disability, (a) the Executive shall acquire a vested and non-forfeitable interest in the Phantom Option as of the Date of Termination, (b) the Option Period shall end on the Date of Termination and (c) the Phantom Unit Payment shall be made as soon as practicable, but in no event more than sixty (60) days after the Date of Termination. In the event of the termination of the Executive's employment with the Employer by the Employer for Cause or by the Executive without Good Reason, the Executive shall forfeit the Phantom Option as of the Date of Termination and the Employer, the Partnership and the MLP shall have no further obligations to the Executive with respect to such Phantom Option.

        11.   Upon payment of the Phantom Unit Payment with respect to a Phantom Option, such Phantom Option shall automatically terminate and be of no further force or effect.

        12.   The Employer shall withhold or shall cause to be withheld all applicable income taxes and employment taxes from the Phantom Unit Payment as may be required by law.

        13.   The Phantom Option, or any interest in it, shall not be assignable by the Executive and shall not be subject to attachment, lien, levy or other creditors' rights under state or Federal law. The Phantom Unit Payments shall be payable from the general assets of the Employer, the MLP or the Partnership, as the case may be, or pursuant to such other means as they deem appropriate, and the Executive shall not be entitled to look to any source for payment of such benefits other than the general assets of the Employer, the MLP or the Partnership, as the case may be.

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FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT